Exhibit 99.1

Paramount gold NEVADA Announces $3.66 Million private placement with proceeds to advance grassy mountain to pre-feasibility

Winnemucca, Nevada – February 7, 2017 - Paramount Gold Nevada Corp. (NYSE MKT: PZG) ("Paramount” or “the Company”) announced today that the Company has entered into definitive agreements with accredited investors to issue common stock and warrants in a private transaction (the “Transaction”).  Under the terms of the Transaction, Paramount has agreed to sell an aggregate of 2,090,000 units at $1.75 per unit for aggregate proceeds of $3,657,500.  Each unit consists of one share of common stock and one warrant to purchase one-half of a share of common stock. Each warrant will have a two-year term and will be exercisable at the following exercise prices:  in the first year at $2.00 per share and in the second year at $2.25 per share. The closing of the Transaction is anticipated to occur on or about February 13, 2017 subject only to the satisfaction of customary closing conditions. There are no commissions to be paid in connection with the Transaction.

FCMI Parent Co., Paramount’s largest stockholder, has subscribed for 496,800 units, increasing its ownership in Paramount to 18.84%. Seabridge Gold Inc. (NYSE: SA) (TSX: SEA), Paramount’s second largest stockholder, has committed to participating in the offering, maintaining their current pro-rata ownership.

Proceeds from the Transaction will be used primarily to complete the Pre-Feasibility Study (“PFS”) that the Company commenced in 2016 and to advance the mine permitting process for the project.  Other uses of proceeds will include general corporate purposes.

In connection with the Transaction, the Company has agreed to use commercially reasonable efforts to file a registration statement with the U.S. Securities and Exchange Commission to register the resale of the shares of common stock issued at closing of the Transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Paramount

Paramount Gold Nevada is a U.S. based precious metals exploration company.

Paramount owns a 100% interest in the Sleeper Gold Project located in Northern Nevada.  The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares). Additionally, Paramount holds a 100% working interest in the Grassy Mountain Gold Project which consists of approximately 9,300 acres located on private and BLM land in Malheur County, Oregon. The Grassy Mountain project contains a gold-silver deposit (100% located on private land) for which a PEA has been prepared and key permitting milestones accomplished. For the PEA, click here.

Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and realizing value for its shareholders in three ways: by selling its assets to established producers; entering into joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount Gold Nevada Corp.

Glen Van Treek, President, CEO and Director

Chris Theodossiou, Director of Corporate Communications
866-481-2233